Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:  Pat Hansen
Senior Vice President and
Chief Financial Officer
414-247-3435
www.strattec.com

STRATTEC SECURITY CORPORATION
NAMES NEW PRESIDENT AND CHIEF OPERATING OFFICER

Milwaukee, Wisconsin – December 14, 2009 -- STRATTEC SECURITY CORPORATION (NASDAQ:STRT) announced today that the Company’s Board of Directors, at its regularly scheduled meeting on December 9, 2009, elected Frank J. Krejci as its President and Chief Operating Officer effective January 1, 2010.  Mr. Krejci will report to Harold M. Stratton II, Chairman of the Board and Chief Executive Officer, who has also acted as President since October, 2004.  Mr. Krejci will continue on the STRATTEC Board of Directors.  He has been a member of the Board for over 14 years.

Mr. Stratton commented:  “Frank brings to his new role with STRATTEC a wealth of experience and expertise, including strategic planning, merger and acquisition activity, venture capital investments, and a significant role as a Vice President of Briggs & Stratton Technologies, our predecessor company.  He has been President of The Custom Shoppe, a privately held custom furniture manufacturer in Watertown, Wisconsin for the past 13 years.”

“As a result of his participation on the STRATTEC Board and the role he played at Briggs & Stratton Technologies, Frank has a solid understanding of our Company, the industry we serve, our customers and challenges.  With that understanding and his high level of expertise, he will be a great enhancement to our management team.”

STRATTEC designs, develops, manufactures and markets automotive Security Products, including mechanical locks and keys, electronically enhanced locks and keys, steering column and instrument panel ignition lock housings; and Access Control Products including latches, power sliding side door systems, power lift gate systems, power deck lid systems, door handles and related products. These products are provided to customers in North America, and on a global basis through the VAST Alliance in which STRATTEC participates with WITTE Automotive of Velbert, Germany and ADAC Automotive of Grand Rapids, Michigan.  STRATTEC’s history in the automotive business spans over 100 years.

Certain statements contained in this release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” and “would.”   Such forward-looking statements in this release are inherently subject to many uncertainties in the Company’s operations and business environment.  These uncertainties include general economic conditions, in particular, relating to the automotive industry, consumer demand for the Company’s and its customers’ products, competitive and technological developments, customer purchasing actions, foreign currency fluctuations, and costs of operations.  Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances occurring after the date of this release.  In addition, such uncertainties and other operational matters are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission.